INVESTOR CONTACT
Jocelyn Kukulka, 469.399.8544
            jocelyn.kukulka@texascapitalbank.com

MEDIA CONTACT
Julia Monter, 469.399.8425
julia.monter@texascapitalbank.com

FOR IMMEDIATE RELEASE

Texas Capital Bancshares, Inc. Appoints Mark Midkiff to Board of Directors

DALLAS - May 16, 2024 - Texas Capital Bancshares, Inc. (NASDAQ: TCBI), the parent company of Texas Capital, today announced the appointment of Mark Midkiff to its Board of Directors, effective June 1, 2024. Midkiff will also serve as a member of the Board’s Risk Committee.

Midkiff brings nearly three decades of experience to Texas Capital. Most recently, Midkiff served as chief risk officer at KeyCorp where he reported directly to the CEO. In this role, he oversaw comprehensive risk management functions, including enterprise, credit, market, compliance and operational risk. Midkiff also served as chairman of KeyBank National Association and as a member of KeyCorp's executive leadership team and executive council.

Midkiff joined KeyCorp from BB&T where he served as deputy chief credit officer. Prior to this, he served as the global chief risk officer at GE Capital, where he transformed the Global Risk Management division during a major organizational restructuring. He led and evolved risk functions within all business units, directing a diverse team of chief risk officers across 20 countries. Midkiff currently serves on the Advisory Council of the International Association of Credit Portfolio Managers and is a board and executive committee member of ProSight (formerly the Risk Management Association).

Midkiff earned a Bachelor of Science in Business Administration and Management from the University of North Carolina at Chapel Hill. He also attended Wachovia’s Executive Leadership Program at Duke University and The Wharton/RMA Executive Risk Management Program.

“We are honored to have Mark join our board,” said Rob C. Holmes, president & CEO of Texas Capital. “Mark’s extensive experience in risk management and his proven track record of strategic leadership will be instrumental as we navigate the ever-evolving macroeconomic landscape and drive sustainable growth at Texas Capital. I look forward to working closely with him for years to come.”

Texas Capital Bancshares, Inc.
Texas Capital Bancshares, Inc. (NASDAQ®: TCBI), a member of the Russell 2000® Index and the S&P MidCap 400®, is the parent company of Texas Capital Bank d/b/a Texas Capital, is a full-service financial services firm that delivers customized solutions to businesses, entrepreneurs, and individual customers. Founded in 1998, the institution is headquartered in Dallas with offices in Austin, Houston, San Antonio, and Fort Worth and has built a network of clients across the country. With the ability to service clients through their entire lifecycles, Texas Capital has established commercial banking, consumer banking, investment banking, and wealth management capabilities. All services are subject to applicable laws, regulations, and service terms. Member FDIC. For more information, please visit www.texascapital.com.

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